EXHIBIT 21.1

Exhibit 21.1

Subsidiaries

Subsidiary		Jurisdiction of Incorporation

Aceras BioMedical LLC		Delaware

Rodman & Renshaw, LLC		Delaware

Rodman Principal Investments, LLC		Delaware